Exhibit 99.1

Creatd, Inc. to Reverse Split Its Stock and Change Ticker Symbol Back to $CRTD

Creatd, Inc. ($VOCL), today announced it will reverse split its stock. This strategic decision is aimed at enhancing the Company’s market position and increasing the per-share trading price to make the stock more attractive to a broader range of institutional and other investors. Further details on the reverse stock split will be disclosed in FINRA’s corporate actions list on January 23, 2024, and the split will be effective at the opening of the market on January 24, 2024.

Jeremy Frommer, CEO of Creatd, commented on this significant move, stating, “Today, Creatd stands stronger, with a more stable capital structure and a solid foundation for growth. We are poised to make a mark not just on the OTCQB but with aspirations to uplist to a national exchange. Our journey is a narrative of defying odds, embracing challenges, and turning adversity into opportunity.”

In conjunction with the reverse stock split, Creatd, Inc. is also announcing a change in its ticker symbol from $VOCL back to $CRTD. For an interim period of 20 business days, beginning on January 24, 2024 and ending on February 22, 2024, the stock symbol will be $VOCLD. After this period, the stock will begin trading under $CRTD. The new ticker symbol better reflects the Company’s mission of being a portfolio holding company with 1.5 billion authorized shares.

Creatd, Inc. remains committed to leveraging its portfolio of assets to drive sustainable, long-term growth and increase shareholder value. The Company anticipates that these changes will positively impact its visibility in the market and its overall financial strength.

For further information regarding the reverse stock split, please contact Creatd’s Investor Relations via email at ir@creatd.com.

About Creatd:

Creatd, Inc. ($CRTD) empowers creators, brands, and entrepreneurs through technology and partnership. Our mission is to provide tools and services that help creators thrive in the ever-evolving digital landscape.

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

Contact:

Creatd, Inc.
ir@creatd.com
(646) 859-5747
https://www.creatd.com/